Exhibit 99.1

Media Contact:          Bill Durling
        508-253-2882
        Investor Contact:          Chris Powers
        508-253-4632

Staples Appoints Shira Goodman as CEO

FRAMINGHAM, Mass., September 26, 2016 - Staples, Inc. (Nasdaq: SPLS) today announced the appointment of Shira Goodman as its President and Chief Executive Officer and as a member of its Board of Directors, effective immediately.

“After a comprehensive search process that included the evaluation of several qualified candidates for the position of Chief Executive Officer, the Board has approved Shira’s appointment. This decision was not only based on her long tenure and deep understanding of our industry, but also on the leadership qualities she has demonstrated while serving as interim Chief Executive Officer,” said Robert Sulentic, Independent Lead Director. “Having joined Staples in 1992, Shira has a thorough understanding of our customers and operations which she combines with the outside-in thinking critical to competing in today’s marketplace.”

During her career at Staples, Ms. Goodman has served in key leadership positions, including President, North American Operations; President, North American Commercial; Executive Vice President of Global Growth; Executive Vice President of Human Resources, and Executive Vice President of Marketing. Ms. Goodman was appointed interim Chief Executive Officer in May 2016.

“I am both honored and excited to become the Chief Executive Officer of Staples,” said Ms. Goodman. “I am committed to executing our Staples 20/20 strategy which is focused on accelerating growth with mid-market customers in North America and building on our momentum with products and services beyond office supplies. We have an incredible team of dedicated associates and I am proud to lead them as we transform our company and create long term shareholder value.”

About Staples, Inc.
Staples retail stores and staples.com help small business customers make more happen by providing a broad assortment of products, expanded business services and easy ways to shop, all backed with a lowest price guarantee. Staples offers businesses the convenience to shop and buy how and when they want - in store, online, via mobile or though social apps. Staples.com customers can either buy online and pick-up in store or ship for free from staples.com with Staples Rewards minimum purchase. Expanded services also make it easy for businesses to succeed with in-store Business Centers featuring shipping services and products, copying, scanning, faxing and computer work stations, Tech Services, full-service Print & Marketing Services, Staples Merchant Services, small business lending and credit services.

Staples Business Advantage, the business-to-business division of Staples, Inc., helps mid-market, commercial and enterprise-sized customers make more happen by offering a curated assortment of products and services combined with deep expertise, best-in-class customer service, competitive pricing and state-of-the-art ecommerce site. Staples Business Advantage is the one-source solution for all things businesses need to succeed, including office supplies, facilities cleaning and maintenance, breakroom snacks and beverages, technology, furniture, interior design and Print & Marketing Services. Headquartered outside of Boston, Staples, Inc. operates throughout North and South America, Europe, Asia, Australia and New Zealand. More information about Staples (NASDAQ: SPLS) is available at www.staples.com.